LIVEWIRE GROUP, INC.
2022 INCENTIVE AWARD PLAN

OMNIBUS AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS

This Omnibus Amendment, dated as of [DATE], 2026 (“Effective Date”), amends the terms and conditions of those certain award agreements governing the terms of all restricted stock unit awards granted under the LiveWire Group, Inc. 2022 Incentive Award Plan (the “Plan”), by and between LiveWire Group, Inc. (the “Company”) and [NAME] (“Participant”) prior to the Effective Date. Each of the restricted stock unit awards amended hereby is represented by a Restricted Stock Unit Agreement (the “RSU Agreements”).

Unless otherwise defined herein, the capitalized terms used herein shall have the definitions set forth in the Plan or the RSU Agreements.

The RSU Agreements shall be amended, effective as of the date written above, as follows:

1. Exhibit A Paragraph (1) under “Termination of Employment” shall be replaced with the following:

If your employment with the Company is terminated for any reason other than death, Disability or a Qualifying Termination described in paragraph (3) below, then you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated.

2. A new Exhibit A paragraph (3) under “Termination of Employment” shall be added, which shall read as follows:

(3) If and to the extent this Restricted Stock Unit award is continued, converted, assumed, or replaced in connection with a Change in Control in such a manner that is considered an Assumption under the Plan, and if you experience a Qualifying Termination within two (2) years following a Change in Control, then all unvested Restricted Stock Units shall immediately vest and, notwithstanding the settlement dates provided below under “Settlement,” will be settled as soon as practicable, and no later than 2 1/2 months following the date of the Qualifying Termination. For the avoidance of doubt, if Harley Davidson, Inc. is the acquiror or successor entity and an Assumption of this Restricted Stock Unit is effectuated, your subsequent termination of employment, for any reason, will not accelerate the vesting of this Restricted Stock Unit and instead you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated.

For purposes of this paragraph (3):

(a) “Change in Control means a Change in Control as defined in the Plan as in effect on May 1, 2026, except that no Change in Control will occur if Harley-Davidson, Inc. or a subsidiary or affiliate thereof acquires 100% of the total voting power of the Company’s securities (except that such event would be a Change in Control for the individual currently serving as the Chief Executive Officer as of May 1, 2026, and only if such individual is still serving as Chief Executive Officer as of the Change in Control date). For the sake of clarity, a Change in Control will not occur solely as a result of Harley-Davidson, Inc.’s ownership of the voting power of the Company decreasing below 50% of the total voting power of the Company’s securities, and a Change in Control for purposes of this Restricted Stock Unit Agreement shall not be limited to a transaction constituting a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(b) “Good Reason” means the initial occurrence of any of the following without your consent:
(i) a material reduction in your base salary or target total direct compensation (including salary and target-level annual bonus and equity awards), unless such reduction is part of an across-the-board uniformly applied reduction affecting all executives;

(ii) a material diminution in your authority, duties, or responsibilities; or

(iii) the relocation of your office by more than fifty (50) miles from your current work location. If you primarily work remotely, your “current work location" means your residence as listed in the Company’s records;

provided, however, that you may not terminate employment for “Good Reason” unless you first provide written notice to the Company (addressed to the Company’s Chief Human Resources Officer) within thirty (30) days of the initial occurrence of one or more of the conditions under clauses (i) through (iii) above, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from you, and the date of your termination of employment as a result of such condition occurs after the thirty (30) day period for the Company to remedy the condition, and no later than ninety (90) days after the initial occurrence of such condition.

(c) A “Qualifying Termination” means (i) your involuntary termination of employment with the Company for any reason other than your death, Disability or for Cause; or (ii) your voluntary termination of employment with the Company for Good Reason. Notwithstanding the foregoing, the transfer of your employment to a comparable role within the Company, or from the Company to Harley-Davidson, Inc. or any of its subsidiaries or affiliates, shall not be a Qualifying Termination.

To the extent not expressly amended hereby, the RSU Agreements remain in full force and effect.

LiveWire Group, Inc.

By: ______________________________

Karim Donnez, CEO